UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 17, 2012

PRIVATEBANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	001-34066	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
120 S. LaSalle Chicago, Illinois		60603 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (312) 564-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective as of February 17, 2012, the Compensation Committee (“Committee”) of the Board of Directors of PrivateBancorp, Inc. (the “Company”), following discussion with our Board’s independent directors, approved compensation decisions for the executive officers named in our 2011 Proxy Statement.  Except as discussed below, the Committee actions are materially consistent with the terms of the applicable executive compensation programs that we previously disclosed.

For two executives, the Committee approved modified compensation structures because their payout and compensation arrangements in 2012 are subject to restrictions applicable to certain of the most highly compensated employees of companies that received funding under the Capital Purchase Program of the federal Troubled Asset Relief Program (“TARP”).  After review of the impact of TARP limitations on the compensation opportunities of these executives and based on annual performance evaluations, the Committee adjusted the annual fixed pay elements for Messrs. Kevin Killips (Chief Financial Officer) and Bruce Lubin (President, Illinois Commercial Banking) in 2012 to include: (1) for Mr. Killips, total cash compensation of $775,000 (of which $500,000 is considered base salary and $275,000 is an additional fixed cash amount) and $275,000 of TARP-compliant salary stock and (2) for Mr. Lubin, total cash compensation of $700,000 (of which $450,000 is considered base salary and $250,000 is an additional fixed cash amount) and $250,000 of TARP-compliant salary stock.  In the case of Mr. Killips, the adjustment to his base salary from his 2011 amount also reflects the assignment of additional management responsibilities in his newly expanded role which now includes principal operating officer as well as principal financial officer.

The additional fixed cash amount and salary stock will be paid to Messrs. Killips and Lubin in substantially equal installments from March through December 2012, subject to continued employment, and are intended as temporary adjustments to their fixed compensation while subject to TARP-related restrictions on bonus payments.  This additional compensation will not be taken into account as “base salary” for purposes of salary-based benefits under any Company benefit plan or agreement, is subject to compliance with applicable TARP standards and may be modified or terminated by the Committee at any time.

The TARP-compliant salary stock will be fully-vested upon issuance and the number of shares to be issued on each payroll date will be determined by dividing the amount of salary to be paid in the form of salary stock (after reduction for applicable tax withholding) by the closing price for the Company’s common stock on the applicable pay date.  Payment of salary stock is conditioned on each executive’s agreement that he will not sell, assign, pledge or otherwise transfer the shares of salary stock for three years, except in the case of death, permanent disability or change in control.

These changes reflect a compensation structure similar to that put into place for Mr. Richman in 2011, which will continue for 2012.  Mr. Hague is not subject to the TARP incentive compensation restrictions in 2012 as he was for 2011.  Therefore, his 2012 compensation arrangement will revert to the programs in place for other executive officers not subject to TARP incentive compensation restrictions.  As a result of the TARP-compliant structures applicable to Messrs. Richman, Killips and Lubin, none will be eligible to participate in the Company’s 2012 annual incentive plan but each will be considered for an equity incentive award near the end of 2012 or early 2013 as permitted under TARP based upon corporate and individual performance against 2012 strategic and financial goals and other factors determined by the Committee.

Item 7.01                      REGULATION FD DISCLOSURE

On February 24, 2012, PrivateBancorp, Inc. announced that its board of directors declared a quarterly cash dividend of $0.01 per share payable on March 30, 2012, to stockholders of record on March 16, 2012. Attached as Exhibit 99.1 is a copy of the press release relating to the announcement, which is incorporated herein by reference.

Note: the information in this report (including the exhibits) is furnished pursuant to Item 7.01 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed a determination or an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

Item 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit	Description
99.1	Press Release dated February 24, 2012 (furnished with the SEC as part of this Form 8-K)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2012	PRIVATEBANCORP, INC.
By: /s/ Kevin M. Killips
Kevin M. Killips
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press Release dated February 24, 2012 (furnished with the SEC as part of this Form 8-K)